Exhibit 99.1

ALFA CORPORATION REACHES AGREEMENT REGARDING THE SALE OF OFC CAPITAL

Montgomery, AL and Macon, GA (June 6, 2005) – Alfa Financial Corporation, a wholly owned subsidiary of Alfa Corporation (Nasdaq/NM:ALFA), announced today that it has signed a definitive agreement to sell a substantial part of the lease portfolio and other assets that comprise its commercial leasing division operating under the name OFC Capital. The purchaser is OFC Servicing Corporation, a wholly owned subsidiary of MidCountry Financial Corp., and the aggregate purchase price is approximately $77 million. OFC Servicing Corporation will pay approximately $5 million of the price at the closing of the transaction, expected to occur during the third quarter of 2005, and will pay the remainder under the terms of a five-year promissory note.

OFC Capital’s operations were acquired by Alfa Financial Corporation in 2000. OFC Capital provides leasing and financing services to equipment vendors, manufacturers and end users nationwide.

This transaction is subject to certain regulatory approvals, including by the Office of Thrift Supervision.

MidCountry Financial Corp. is a financial services holding company headquartered in Macon, Georgia with two primary subsidiaries, Heights Finance Corporation, a consumer finance company, and MidCountry Bank, a federally chartered thrift. These subsidiaries operate in the Midwestern United States. Alfa Financial Corporation owns approximately 42% of MidCountry Financial Corp.

Alfa Corporation is a financial services holding company headquartered in Montgomery, Alabama, and offers property and casualty insurance, life insurance and financial services products. Alfa Corporation is a member of the Alfa Insurance Group, which has combined assets of approximately $4 billion. Alfa Corporation’s property and casualty subsidiaries are rated A++, and its life subsidiary, Alfa Life Insurance Corporation, is rated A+, by the A.M. Best Company.